Exhibit 99.1

FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FOURTH QUARTER 2003 RESULTS

Revenue of $239.1 million reaches new high

EPS of $0.03 – Revenue and EPS exceed company’s outlook

Omaha, NE—February 4, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the fourth quarter and year ended December 31, 2003.

Revenue and profitability exceeded the Company’s previously announced outlook.

Summary of results for the fourth quarter of 2003:

•                  Revenue of $239.1 million in Q4 03 increased 26% over Q4 02 and 15% over Q3 03.

•                  Operating income of $8.7 million for Q4 03 was down from $10.2 million in Q4 02 yet improved sequentially from an operating loss of $0.4 million in Q3 03.

•                  Net income of $2.0 million or a profit of $0.03 per diluted share in Q4 03 was down from $2.4 million or $0.03 per diluted share in Q4 02 and up sequentially from a loss of $3.9 million or a loss of $0.05 per diluted share in Q3 03.

•                  The Q4 03 operating income included a restructuring charge of $2.2 million or $0.03 per diluted share.  The Q4 03 net income included the restructuring charge and an impairment charge of $0.8 million or $0.01 per diluted share.

Commenting on the fourth quarter results, Jim Lynch, Chairman and Chief Executive Officer of SITEL Corporation, stated, “We are pleased with this quarter’s return to profitability and our continuing revenue growth, another record revenue quarter. Our business model of selling and executing locally through our customer focused business units while providing global solutions and services to our multi-national clients, along with a blended offshore offering to all of our clients, continues to drive growth and is improving results.”

Fourth quarter 2003 financial results

SITEL’s fourth quarter of 2003 revenue was $239.1 million as compared to revenue of $189.8 million in the fourth quarter of 2002. In the fourth quarter of 2003, operating income was $8.7 million, or 3.6% of revenue, and net income was $2.0 million or a profit of $0.03 per diluted share.  This compares to an operating income of $10.2 million, or 5.4% of revenue, and net income of $2.4 million or $0.03 per diluted share, in the fourth quarter of 2002.

Revenue in the fourth quarter of 2003 compared to the fourth quarter 2002 was positively impacted by $18.1 million due to the strengthening of the euro and pound sterling against the

U.S. dollar.  The fourth quarter revenue also improved in the technology, telecommunications, and consumer sectors within the North American business units and across all of the Continental Europe business units. The fourth quarter of 2003 results included a restructuring charge of $2.2 million or $0.03 per diluted share for facility lease exit expenses mainly related to the closure of the Company’s previous headquarters facility and an additional recognition of the estimated cost associated with a previously announced facility closure. Fourth quarter of 2003 results also included an impairment charge of $0.8 million or $0.01 per diluted share as the result of the Company determining that an other-than-temporary impairment existed for an investment causing the Company to reduce the investment to fair value.

Jorge Celaya, Executive Vice President and Chief Financial Officer of SITEL, stated, “We continue making progress in our course to sustained profitability. Our focus on profit improvement across all aspects of our business by the entire organization, led by the new group chief operating officers working with our business units, continues to be encouraging. We are balancing strong revenue growth with a disciplined approach to capital spending, cost control and targeted improvement plans. The Company’s financial condition remains healthy. During the fourth quarter of 2003 the Company generated cash from operations of $4.1 million and had capital expenditures of $5.8 million compared to $11.8 million and $7.0 million, respectively, in the fourth quarter of 2002. We ended the year with $29.9 million in cash and $41.0 million available under our credit facility.”

Year 2003 financial results

For the year of 2003, the Company reported revenue of $846.5 million as compared to revenue of $770.2 million for the year of 2002.  For the year of 2003, the Company had an operating profit of $10.8 million, and a net loss of $5.2 million or a net loss of $0.07 per diluted share. This compares to an operating profit of $29.3 million, and a net income of $8.6 million or $0.12 per diluted share, excluding a 2002 goodwill impairment charge of $18.4 million resulting from the adoption of SFAS 142 for the year 2002.

In 2003, the Company generated cash from operations of $18.2 million and had capital expenditures of $24.8 million.  This compares to cash from operations of $38.1 million and capital expenditures of $30.4 million for the year 2002.

Business unit highlights for the fourth quarter of 2003

Many business units continued their strong turnaround.  In Europe, revenue in the fourth quarter of 2003 increased 49% over the same period last year. Europe’s fourth quarter of 2003 revenue increase included the previously announced Pan-European contract wins in the technology sector.  Latin America also experienced strong growth, Asia Pacific was up 30% and in North America revenue among the business units improved 10% in the fourth quarter over the same period last year.

During the fourth quarter the Company announced a contract to provide support for subscriber management, billing-related customer service and back office functions for XM

Satellite Radio, the number one subscriber-based satellite radio service in the United States. SITEL is providing these services from contact centers in the United States and Canada. XM’s innovative service of providing 101 channels of digital-quality radio programming broadcast directly by satellite offers SITEL a good opportunity to grow with XM’s success.

Also in the fourth quarter, SITEL signed a three-year agreement in the United States to provide customized technical support, customer care and back office functions for a leading educational technology business.  A team of SITEL customer service professionals has started performing the services on-site at the client owned facility.

In the Nordic region, SITEL was awarded a customer support contract with Vattenfall, one of the leading energy companies in Northern Europe.  Under the terms of the two-year agreement, SITEL will provide sales support for the bundling of power, telephone and mobile phone services to the 6 million customers of this growing generator of electricity and heat.

We continue to provide a variety of contact center alternatives for our clients around the globe.  Offshore and near shore contact centers in Canada, Jamaica, Panama, and India serve English-speaking customers.  Contact centers in Mexico, Colombia and Panama serve Spanish-speaking customers and centers in Morocco and Canada serve French-speaking customers. With new client implementations in India, Panama and Morocco during the last quarter, some of these facilities are at full capacity and plans are being developed for expansion.  Based on growing client interest, the Company is also planning on opening a new center in the Philippines in the second quarter of 2004 to serve English-speaking customers. A growing percentage of SITEL’s revenue is derived from routing customer contacts to delivery centers located outside the country of origin to provide clients with quality service at competitive prices.

Mr. Lynch further commented, “I am very encouraged by the Company’s performance.  We continue our strong revenue growth trend, clients continue expanding their activity with us due to our quality services and excellent execution, our pipeline of new business remains strong and volumes are expected to increase as the economy strengthens. We see improvements in profitability and the entire organization is and will continue to be focused on this effort.”

Outlook

For the first quarter of 2004, the Company expects revenue to be within a range of $222 million to $232 million and earnings per share of  $0.01 to $0.03 per diluted share.  We expect capital expenditures to be between $5 million and $8 million in the first quarter of 2004.

Revenue and net income are expected to increase in the first quarter of 2004 compared to the first quarter of 2003, but will show a decrease as compared to the fourth quarter of 2003 due to seasonality, lower subcontractor pass-through revenue, and lower performance-based incentives.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss fourth quarter 2003 financial results tomorrow, February 5, 2004 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-888-273-9887 and for international callers, please dial 1-612-332-0923.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 717383, starting at 12:00 p.m. ET on February 5, 2004 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, builds and manages multi-channel contact centers to enhance company performance and growth. SITEL manages nearly 2 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 23 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects”, “will”, “planning” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenue	$239,098	$189,762	$846,513	$770,211

Operating expenses:
Direct labor and telecommunications expenses	139,940	103,428	497,275	433,456
Subcontracted and other services expenses	13,769	14,437	54,121	55,027
Operating, selling and administrative expenses	74,461	61,745	281,301	250,974
Asset impairment and restructuring expenses	2,208	—	3,004	1,444
Total operating expenses	230,378	179,610	835,701	740,901

Operating income	8,720	10,152	10,812	29,310

Other income (expense):
Interest expense, net	(3,235)	(2,933)	(11,826)	(11,250)
Equity in earnings (loss) of affiliates	(41)	975	1,417	3,441
Other income (expense), net	(611)	(219)	(193)	(636)
Total other expense, net	(3,887)	(2,177)	(10,602)	(8,445)

Income before income taxes, minority interest and change in accounting method	4,833	7,975	210	20,865

Income tax expense	2,609	5,410	4,699	10,437
Minority interest	251	215	666	1,812
Income (loss) before change in accounting method	1,973	2,350	(5,155)	8,616

Cumulative effect of a change in accounting for goodwill	—	—	—	(18,399)
Net income (loss)	$1,973	$2,350	$(5,155)	$(9,783)

Weighted average common shares outstanding:
Basic	73,604	74,239	73,877	74,225
Diluted	73,753	74,243	73,877	74,335

Earnings per share:

Basic:
Income (loss) before change in accounting method	$0.03	$0.03	$(0.07)	$0.12
Cumulative effect of change in accounting for goodwill	—	—	—	(0.25)
Net income (loss)	$0.03	$0.03	$(0.07)	$(0.13)

Diluted:
Income (loss) before change in accounting method	$0.03	$0.03	$(0.07)	$0.12
Cumulative effect of change in accounting for goodwill	—	—	—	(0.25)
Net income (loss)	$0.03	$0.03	$(0.07)	$(0.13)

SITEL Corporation

Preliminary Balance Sheet Data – Fourth Quarter 2003 Earnings Release

(in millions)

(Unaudited)

	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03

Cash	$34.1	$36.2	$31.5	$27.6	$29.9
Accounts Receivable	$128.6	$125.6	$139.6	$151.1	$165.4
Total Current Assets	$183.7	$183.1	$195.0	$202.6	$217.5
Total Assets	$352.0	$351.9	$369.6	$374.5	$392.4
Total Current Liabilities	$103.0	$99.0	$116.4	$124.1	$131.0
Long-Term Debt and Capital Leases, net	$107.3	$108.0	$108.0	$108.9	$108.7
Total Debt - Short-Term and Long-Term	$114.7	$112.5	$115.1	$119.2	$124.6
Total Liabilities	$212.0	$208.8	$226.2	$234.7	$242.1
Total Equity	$139.2	$142.1	$142.3	$138.5	$148.4

Revenue Statistics - Fourth Quarter 2003 Earnings Release

(Unaudited)

Service Mix % of Total Revenue	Q402	2002	Q103	Q203	Q303	Q403	2003

Customer Acquisition	26.2%	26.7%	26.0%	25.2%	24.5%	24.6%	25.0%
Customer Care	54.5%	54.0%	53.6%	53.4%	54.4%	50.4%	52.8%
Technical Support	8.8%	10.3%	10.3%	12.5%	13.3%	15.0%	12.9%
Risk Management	7.8%	7.1%	8.6%	6.8%	6.6%	6.9%	7.2%
Other	2.8%	2.0%	1.7%	2.1%	1.3%	3.2%	2.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	Q402	2002	Q103	Q203	Q303	Q403	2003

North America	62.3%	62.9%	58.9%	54.8%	58.7%	54.6%	56.7%
Europe	32.8%	27.6%	36.0%	39.9%	35.6%	38.8%	37.7%
Asia Pacific	3.9%	3.7%	3.9%	3.7%	4.0%	4.0%	3.9%
Latin America	1.1%	5.9%	1.2%	1.6%	1.6%	2.6%	1.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix % of Total Revenue	Q402	2002	Q103	Q203	Q303	Q403	2003

Insurance	10.9%	11.3%	11.2%	9.8%	9.0%	7.1%	9.2%
Financial Services	21.3%	20.8%	20.6%	18.0%	16.5%	15.6%	17.6%
Consumer Products	30.8%	28.1%	26.5%	26.1%	29.1%	27.7%	27.4%
Technology	11.2%	10.2%	17.7%	20.3%	21.1%	22.0%	20.4%
Energy and Utilities	7.8%	7.5%	8.0%	7.8%	7.4%	6.7%	7.4%
Telecommunications, ISP, and Cable	17.8%	20.3%	12.6%	14.2%	14.2%	17.0%	14.6%
Other	0.4%	1.9%	3.5%	3.8%	2.7%	3.9%	3.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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